Exhibit 10.1
EXECUTION VERSION
AMENDMENT NO. 2
TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
AMENDMENT (“Amendment”) made effective on June 16, 2010 (the “Effective Date”) to the amended and restated employment agreement dated as of May 1, 2006, as amended (the “Employment Agreement”), among Celgene Corporation, a Delaware corporation (the “Company”), and Sol. J. Barer (the “Executive”).
WHEREAS, the Company and the Executive have previously entered into the Employment Agreement; and
WHEREAS, the Company and the Executive desire to amend the Employment Agreement to appoint the Executive as the Executive Chairman of the Board of Directors of the Company commencing immediately after the Company’s 2010 annual meeting of stockholders on June 16, 2010.
NOW, THEREFORE, effective on the Effective Date, the Employment Agreement is hereby amended as follows:
1. Section 1 is hereby amended in its entirety to read as follows:
“Term. The Company agrees to continue to employ Employee, and Employee agrees to continue to serve, on the terms and conditions of this Agreement for a period commencing on June 16, 2010, immediately after the conclusion of the Company’s 2010 annual meeting of stockholders (the ‘Effective Date’) and ending on December 31, 2010 (the ‘Transition Date’), or such other period as may be provided for in Section 10. The period during which Employee is employed hereunder is hereinafter referred to as the ‘Employment Period.’ Effective after the Transition Date, Employee’s service with the Company shall be governed by a Services Agreement with the Company in substantially the same form as Exhibit A attached hereto.”
2. Section 2 is hereby amended in its entirety to read as follows:

“Duties and Services. Effective on the Effective Date: (i) Employee hereby resigns as Chief Executive Officer of the Company and (ii) during the Employment Period and on and prior to the Transition Date, Employee shall be employed in the business of the Company as the Executive Chairman of the Board. Notwithstanding anything to the contrary herein, upon Employee’s resignation as Chief Executive Officer, Employee shall not be entitled to any severance payments or benefits pursuant to Section 10 other than the Accrued Benefits. Employee shall have such duties as set forth in Exhibit B attached hereto. Employee agrees to continue his employment as described in this Section 2 and agrees to devote all of his working time and efforts to the performance of his duties under this Agreement, excepting disabilities, illness and vacation time as provided by Section 3(e). In performing his duties hereunder, Employee shall be available for reasonable travel as the needs of the business require. Except as provided in Section 6 hereof, the foregoing shall not be construed as preventing Employee from: (i) making investments in other businesses and managing his and his family’s personal investments; and (ii) participating in charitable, civic, educational, professional, community or industry affairs or serving on the board of directors of other companies (‘Professional Activities’), provided that these Professional Activities are approved by the Executive Committee of the Board. It is intended that Employee’s change in status from Chief Executive Officer to Executive Chairman shall not be a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder.”

3. Section 3(a) is hereby amended in its entirety to read as follows:

“As compensation for his services hereunder, the Company shall pay Employee, during the Employment Period, a base salary payable in equal semi-monthly installments at an annual rate of $1,140,000.”
4. Section 3(b) is hereby amended in its entirety to read as follows:

“The Company shall also pay Employee, during the Employment Period, an annual target bonus, payable in February of 2011 for the 2010 performance year, in an amount equal to one hundred and twenty percent (120%) of Employee’s base salary (payable under Section 3(a) of this Agreement) measured against objective criteria to be determined by the Company’s Board, or a committee thereof, after good faith consultation with Employee.”

5. Section 3 is hereby amended in its entirety to insert a new subsection (c) immediately following subsection (b) (and subsections (c), (d), (e) and (f) of Section 3 and all cross-references shall be renumbered accordingly) to read as follows:

“With respect to the 2009-2011 and 2010-2012 performance cycles of the Company’s Long-Term Incentive Plan (the ‘LTIP’), Employee shall be eligible to receive a pro-rata portion of each LTIP award (determined by multiplying the award by a fraction, the numerator of which is the number of days during the applicable performance cycle of the LTIP in which Employee is employed by the Company and the denominator of which is 1095) based on actual achievement of the performance targets under the LTIP (each, an ‘LTIP Award’), provided that Employee is employed by the Company on the Transition Date (but without regard to any requirement that Employee be employed after such date). Each LTIP Award shall be paid in cash in a lump sum at the time each LTIP Award is paid to other participants in the LTIP, which shall be in calendar year 2012 for the 2009-2011 LTIP and in calendar year 2013 for the 2010-2012 LTIP; provided, however, that each LTIP Award may be paid in stock if: (i) it is so determined by the Compensation Committee of the Board in its sole discretion and in accordance with the LTIP and (ii) with respect to the applicable LTIP performance cycle, all other LTIP participants’ awards are paid in stock.”

6. Section 3(d) is hereby amended by adding the following after the end of the first sentence thereof:
“For the avoidance of doubt, Employee shall receive the standard quarterly stock option grants from Employee’s 2010 equity allocation in July and October of the Employment Period.”
7. Sections 10(b)(i), (ii) and (iii) are hereby amended in their entirety to read as follows:
“(i) failure to elect or appoint, or reelect or reappoint, Employee to, or removal of Employee from, his position with the Company as Executive Chairman of the Board, except in connection with the termination of Employee’s employment pursuant to Section 10(a);
(ii) a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to Employee’s position as Executive Chairman of the Board, except in each case in connection with the termination of Employee’s employment for Cause or as a result of Employee’s death, or temporarily as a result of Employee’s illness or other absence;
(iii) a determination by Employee made in good faith that, as a result of a Change in Control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position as Executive Chairman of the Board and the situation is not remedied within 30 calendar days after receipt by the Company of written notice from Employee of such determination;”
8. Except as amended hereby and expressly provided herein, the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 28th day of April, 2010.

EXECUTIVE
/s/ Sol J. Barer
Sol J. Barer

CELGENE CORPORATION

By:	/s/ Robert J. Hugin
	Name:	Robert J. Hugin
	Title:	Chief Operating Officer and President

EXECUTION VERSION
EXHIBIT A
SERVICES AGREEMENT

EXECUTION VERSION
EXHIBIT B
EXECUTIVE CHAIRMAN DUTIES
During the Employment Period, as Executive Chairman of the Board, Employee shall oversee corporate governance including the structure, activities and meetings of the Board and perform such other duties and services for the Company as may be designated from time to time by the Board including, without limitation, the following:
•	Aiding in the executive management transition;

•
Advising and working closely with the Chief Executive Officer of the Company and senior management concerning the activities of the Company including overall strategy, corporate development, research and development, regulatory programs and other initiatives including, without limitation, the following:

•	working with various R&D constituencies to maximize strategic and organizational effectiveness; and

•	working with potential corporate partners for licensing, development and commercialization of products or technologies;
•	Upon request and, as appropriate, sitting on boards representing the Company; and

•
Providing advice and input into material agreements and arrangements to be entered into or amended by the Company including, for example, agreements related to the acquisition of intellectual property, strategic alliances or corporate collaborations, the licensing of intellectual property and other material acquisitions or dispositions.